SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A-4

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of
the Securities Exchange Act of 1934

ENPRO INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	01-0573945
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5605 Carnegie Boulevard

Suite 500
Charlotte, North Carolina 28209
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (704) 731-1500.

Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered

Common Stock, par value $0.01 per share Preferred Stock Purchase Rights	New York Stock Exchange New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.     Business.

           The information required by this item is contained in the sections entitled “Summary,” “Risk Factors,” “Selected Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The EnPro Business,” and “Available Information” in the amended information statement of EnPro Industries, Inc. (the “Information Statement”) filed with the Securities and Exchange Commission on May 24, 2002, and attached hereto as Exhibit 99.1 and such sections are incorporated herein by reference.

Item 2.     Financial Information.

           The information required by this item is contained in the unaudited pro forma combined financial statements, the audited balance sheet of EnPro, the audited consolidated financial statements of Coltec and the unaudited condensed consolidated financial statements of Coltec, and in each case the related note or notes thereto, and in the sections entitled “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Information Statement and such financial statements and sections are incorporated herein by reference.

Item 3.     Properties.

           The information required by this item is contained in the section entitled “The EnPro Business — Facilities” in the Information Statement and such section is incorporated herein by reference.

Item 4.     Security Ownership of Certain Beneficial Owners and Management.

           The information required by this item is contained in the section entitled “Ownership of Our Common Stock” in the Information Statement and such section is incorporated herein by reference.

Item 5.     Directors and Executive Officers.

           The information required by this item is contained in the section entitled “Management — Our Directors and Executive Officers” in the Information Statement and such section is incorporated herein by reference.

Item 6.     Executive Compensation.

           The information required by this item is contained in the section entitled “Management” starting with “ — Director Compensation” in the Information Statement and such section is incorporated herein by reference.

Item 7.     Certain Relationships and Related Transactions.

           The information required by this item is contained in the sections entitled “Arrangements between Goodrich and EnPro,” “Management — Indebtedness to Goodrich,” “Management — Goodrich Executive Stock Purchase Program” and “Indemnification of Directors and Officers” in the Information Statement and such sections are incorporated herein by reference.

Item 8.     Legal Proceedings.

           The information required by this item is contained in the sections entitled “Risk Factors — Risks Related to Our Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contingencies” and “The EnPro Business — Legal and Environmental Matters” in the Information Statement and such sections are incorporated herein by reference.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

           The information required by this item is contained in the sections entitled “Risk Factors — Risks Related to Ownership of Our Common Stock,” “The Distribution,” “Dividend Policy,” “Ownership of Our Common Stock,” “Description of Our Capital Stock” and “Shares Eligible for Future Sale” in the Information Statement and such sections are incorporated herein by reference.

Item 10.     Recent Sales of Unregistered Securities.

           On January 14, 2002, EnPro issued 1,000 shares of its common stock to Goodrich Corporation, its direct parent, for consideration of $1,000. No underwriter was involved in this sale. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to the exemption afforded by Section 4(2) thereof in that such transaction did not involve a public offering.

Item 11.     Description of Registrant’s Securities to be Registered.

           The information required by this item is contained in the sections entitled “Risk Factors — Risks Related to Ownership of Our Common Stock,” “The Distribution,” “Description of Our Capital Stock” and “Description of Our Debt and Convertible Preferred Securities” in the Information Statement and such sections are incorporated herein by reference.

Item 12.     Indemnification of Directors and Officers.

           The information required by this item is contained in the section entitled “Indemnification of Directors and Officers” in the Information Statement and such section is incorporated herein by reference.

Item 13.     Financial Statements and Supplementary Data.

           The information required by this item is contained in the unaudited pro forma combined financial statements, the audited balance sheet of EnPro, the audited consolidated financial statements of Coltec, and the unaudited condensed consolidated financial statements of Coltec, and in each case the related note or notes thereto, and in the sections “Capitalization” and “Selected Financial Information” in the Information Statement and such financial statements and sections are incorporated herein by reference.

Item 14.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

           None.

Item 15.     Financial Statements and Exhibits.

           (a)     Financial Statements. The information required by this item is contained in the audited balance sheet of EnPro, the audited consolidated financial statements of Coltec, and the unaudited condensed consolidated financial statements of Coltec, and in each case the related note or notes thereto, and such financial statements are incorporated herein by reference.

           (b)     Exhibits. The following documents are filed as exhibits hereto:

Exhibit No.	Description

2.1	Form of Distribution Agreement.****
3.1	Form of Restated Articles of Incorporation of EnPro Industries, Inc.***
3.2	Form of Restated Bylaws of EnPro Industries, Inc.***
4.1	Form of certificate representing shares of common stock, par value $0.01 per share, of EnPro Industries, Inc.**
4.2	Form of Rights Agreement between EnPro Industries, Inc. and The Bank of New York, as rights agent.**

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Exhibit No.	Description

4.3	Certificate of Trust of Coltec Capital Trust, filed as Exhibit 4.1 to Coltec Industries Inc’s Registration Statement on Form S-3 (No. 333-52975) and incorporated herein by reference.
4.4	Amended and Restated Declaration of Trust of Coltec Capital Trust dated as of April 14, 1998, among Coltec Industries Inc, as Sponsor, The Bank of New York, as Property Trustee, and The Bank of New York (Delaware), as Delaware Trustee, and the individuals named therein as Administrative Trustees, filed as Exhibit 4.2 to Coltec Industries Inc’s Registration Statement on Form S-3 (No. 333-52975) and incorporated herein by reference.
4.5	Form of 5 1/4% Convertible Preferred Securities (included in Exhibit 4.4 above).
4.6	Indenture dated as of April 14, 1998, between Coltec Industries Inc and The Bank of New York, as Trustee, relating to the 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures due 2028, filed as Exhibit 4.3 on Coltec Industries Inc’s Registration Statement on Form S-3 (No. 333-52975) and incorporated herein by reference.
4.7	First Supplemental Indenture, dated as of July 12, 1999, between The B.F. Goodrich Company and The Bank of New York, as trustee.***
4.8	Form of 5 1/4% Convertible Junior Subordinated Deferrable Interest Debenture Due 2028 (included in Exhibit 4.6 above).
4.9	Guarantee Agreement, dated as of April 14, 1998, between Coltec Industries Inc and The Bank of New York, as Trustee, filed as Exhibit 4.6 to Coltec Industries Inc’s Registration Statement on Form S-3 (No. 333-52975) and incorporated herein by reference.
4.10	Guarantee Agreement, dated as of July 12, 1999, between The B.F. Goodrich Company and The Bank of New York, as trustee.***
4.11	Form of Guarantee Agreement between EnPro Industries, Inc. and The Bank of New York, as trustee.****
4.12	Form of Second Supplemental Indenture among Coltec Industries Inc, EnPro Industries, Inc., Goodrich Corporation and The Bank of New York, as trustee.****
4.13	Indenture dated as of April 16, 1998, between Coltec Industries Inc and Bankers Trust Company as Trustee, relating to the Coltec Industries Inc 7 1/2% Senior Notes due 2008, filed as Exhibit 4.1 to Coltec Industries Inc’s Registration Statement on Form S-4 (No. 333-53005) and incorporated herein by reference.
4.14	Form of 7 1/2% Senior Note due 2008 (included in Exhibit 4.13 above).
10.1	Form of Tax Matters Arrangements between Goodrich Corporation and EnPro Industries, Inc.****
10.2	Form of Transition Services Agreement between Goodrich Corporation and EnPro Industries, Inc.****
10.3	Form of Employee Matters Agreement between Goodrich Corporation and EnPro Industries, Inc.****
10.4	Form of Indemnification Agreement among Goodrich Corporation, EnPro Industries, Inc., Coltec Industries Inc and Coltec Capital Trust.****
10.5	Form of Indemnification Agreement for directors and officers.*****
10.6	Letter Agreement, dated as of March 11, 2002, between Coltec Industries Inc and First Union Securities, Inc., as agent for First Union National Bank, for the purchase of call options that expire in March 2005.****
10.7	Letter Agreement, dated as of March 11, 2002, between Coltec Industries Inc and First Union Securities, Inc., as agent for First Union National Bank, for the purchase of call options that expire in March 2007.****
10.8	Consulting Agreement, dated as of March 1, 2002, among Goodrich Corporation, EnPro Industries, Inc. and William R. Holland.****
10.9	EnPro Industries, Inc. 2002 Equity Compensation Plan**

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Exhibit No.	Description

10.10	EnPro Industries, Inc. Senior Executive Annual Performance Plan**
10.11	EnPro Industries, Inc. Long-Term Incentive Program**
10.12	EnPro Industries, Inc. Performance Share Deferred Compensation Program**
10.13	EnPro Industries, Inc. Deferred Compensation Plan**
10.14	Credit Agreement dated as of May 16, 2002, among the financial institutions named therein, Bank of America, N.A., as the agent, Citicorp USA, Inc., as the syndication agent, and Coltec Industries Inc, Coltec Industrial Products LLC, Garlock Sealing Technologies LLC, Garlock Bearings LLC, Haber Tool Company, and Stemco LLC, as the borrowers, and Coltec Industries Inc, as the funds administrator**
10.15	Security Agreement dated as of May 16, 2002 between Bank of America, N.A., as agent, and EnPro Industries, Inc., Coltec Industries Inc, Coltec Industrial Products LLC, Garlock Sealing Technologies LLC, Garlock Bearings LLC, Haber Tool Company Inc, Stemco LLC, QFM Sales and Services, Inc., Coltec Technical Services Inc., Coltec International Services Co., Garrison Litigation Management Group, Ltd., Glacier Garlock Bearings, Inc., Garlock International Inc., and Garlock Overseas Corporation**
21.1	Subsidiaries of EnPro Industries, Inc.**
99.1	Information Statement.**

**	Filed herewith.
***	Filed as part of Amendment No. 1 to Form 10 dated March 15, 2002.
****	Filed as part of Amendment No. 2 to Form 10 dated March 21, 2002.
*****	Filed as part of Amendment No. 3 to Form 10 dated May 16, 2002.

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SIGNATURES

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EnPro Industries, Inc.

By	/s/ RICHARD L. MAGEE

Richard L. Magee
Senior Vice President, Secretary
and General Counsel

Date: May 24, 2002

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